SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                 Act or 1934
                              (Amendment No.  )


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       Section 240.14a-12


                             CB BANCSHARES, INC.


                (Name of Registrant as Specified In Its Charter)
- ------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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
                                       May 15, 1996




Dear Fellow Shareholder:

     Aloha.

     CB Bancshares, and its two subsidiaries, City Bank and International Savings and Loan Association, have built our community bank based around two words: Trust and Confidence. With local investors who shared our belief in Hawaii's long-term growth, we founded City Bank in 1959 with $2 million in capital. The people of Hawaii gave us their trust and during the past 37 years, we have grown to $1.40 billion in assets, and 24 offices to serve our community.

     As you know, a New York broker-dealer, M.A. Schapiro & Co., has started a "contest" to put two New York area residents on your Board of Directors.

     We hired M.A. Schapiro in 1992 as our financial advisor. In three years, we paid them hundreds of thousands of dollars in fees. And we paid commissions of more than $1.0 million when they acted as our underwriter in the sale of common stock in 1993 (total commissions, including amounts paid by M.A. Schapiro to other broker-dealers).

     M.A. Schapiro's job was to support us and help us meet our goals. They had open access to our employees, our records, confidential financial information and our Board of Directors. They frequently visited with us in Hawaii.

     After assessing their work, we terminated them last year - effective December 13 to be precise. Only 90 days later, on March 12, M.A. Schapiro nominated two hand-picked representatives for election to the board of directors at the annual meeting of shareholders on May 23. They call their two nominees from the New York area "independent". But, their proxy material points out that one of their nominees bought his shares in CB Bancshares in a series of trades in March and April of this year, just before and after M.A. Schapiro started this proxy "contest" against your board. Independent? We ask you to decide.

     M. A. Schapiro cites the last two years' performance as a concern. This was a time when your management was seeking to gain the benefits of consolidating International Savings and Loan Association and City Bank. It was also a period of recession for Hawaii. Despite these factors, 1994 was a good year: net income was up 39.7% from the prior year; total loans were up 96%; the addition of International Savings and Loan Association was in part the reason for this increase.

     We did not establish this bank 37 years ago to be measured in the short-term. We are building for the long-term. That is why your Board of Directors has been working to continue to serve Hawaii. In its assessment of our bank's future, your Board of Directors has the advantage of the expertise of local, respected businessmen and professionals who know our island community and its unique culture and economy. You should be proud of their contributions to your bank.

     With the support of your Board of Directors, we also take very seriously our responsibility to support our island communities. Over the years, we have sponsored three major local projects that have resulted in donations of over $430,000 to many worthwhile local organizations: those range from the Association of Retarded Citizens to the University of Hawaii at Hilo.

     Obviously, we are very disappointed by the actions of our former financial advisor. We trust that this letter will begin to provide the perspective you need as a shareholder of our community bank. As always, your vote is important. Your management and board of directors look forward to seeing you at the annual meeting. Whether or not you plan to attend, PLEASE VOTE THE BLUE PROXY CARD TODAY. In the meantime, if you have any questions, please call Chemical Mellon Shareholders Services, which is assisting your company, toll-free at (888) 532-8140 (Hawaii) or (800) 244-7265 (Mainland).

Yours truly,



James M. Morita
Chairman of the Board and
   Chief Executive Officer



WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED.